Exhibit 99.2

PART I —FINANCIAL INFORMATION

Item 1. Financial Statements

DESKTOP METAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$37,356	$66,161
Short-term investments	53,180	84,754
Accounts receivable, net of allowance for doubtful accounts $0.5 million and $0.2 million	1,642	4,523
Inventory	10,363	8,405
Prepaid expenses and other current assets	806	1,888
Total current assets	103,347	165,731
Restricted cash	612	612
Property and equipment, net	13,601	18,387
Capitalized software, net	357	446
Right-of-use assets	1,935	2,289
Goodwill	2,252	2,252
Acquired technology, net	2,453	2,994
Deferred transaction costs	2,741	—
Total Assets	$127,298	$192,711
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,604	$10,228
Customer deposits	1,778	2,325
Current portion of operating lease liability	858	806
Accrued expenses and other current liabilities	6,055	5,053
Deferred revenue	1,136	2,230
Current portion of long-term debt, net of deferred financing costs	9,986	—
Total current liabilities	26,417	20,642
Long-term debt, net of deferred financing costs	—	9,972
Lease liability, net of current portion	2,375	3,026
Total liabilities	28,792	33,640
Commitments and Contingences (Note 9)
Convertible Preferred Stock (Note 11)	436,533	436,533
Stockholders’ Equity:
Common Stock, $0.0001 par value—authorized, 156,000,000 shares; issued and outstanding, 31,797,295 and 31,388,426 shares at September 30, 2020 and December 31, 2019, respectively (includes unvested 274,467 and 4,575,313 shares of restricted stock)	3	3
Additional paid-in capital	21,254	16,722
Accumulated deficit	(359,289)	(294,262)
Accumulated other comprehensive income	5	75
Total Stockholders’ Equity	(338,027)	(277,462)
Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity	$127,298	$192,711

See notes to unaudited condensed consolidated financial statements.

DESKTOP METAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Nine Months Ended
	September 30,
	2020	2019
Revenues
Products	$6,113	$18,655
Services	1,988	2,221
Total revenues	8,101	20,876
Cost of sales
Products	18,145	35,218
Services	3,365	3,300
Total cost of sales	21,510	38,518
Gross margin	(13,409)	(17,642)
Operating expenses:
Research and development	31,362	40,623
Sales and marketing	9,994	13,927
General and administrative	11,004	8,290
Total operating expenses	52,360	62,840
Loss from operations	(65,769)	(80,482)
Interest expense	(253)	(389)
Interest and other income, net	995	5,102
Loss before income taxes	(65,027)	(75,769)
Provision for income taxes	—	—
Net loss	$(65,027)	$(75,769)
Net loss per share—basic and diluted	$(2.21)	$(3.38)

See notes to unaudited condensed consolidated financial statements.

DESKTOP METAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

(in thousands)

	Nine Months Ended
	September 30,
	2020	2019
Net loss	$(65,027)	$(75,769)
Other comprehensive income, net of taxes:
Unrealized (loss) gain on available-for-sale marketable securities, net	(70)	227
Total comprehensive loss, net of taxes of $0	$(65,097)	$(75,542)

See notes to unaudited condensed consolidated financial statements.

DESKTOP METAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ EQUITY (UNAUDITED)

(in thousands, except share amounts)

								Accumulated
								Other
	Convertible		Common Stock		Additional			Comprehensive	Total
	Preferred Stock		Voting		Paid-in	Notes	Accumulated	(Loss)	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Income	Equity
BALANCE—December 31, 2019	100,038,109	$436,533	26,813,113	$3	$16,722	$—	$(294,262)	$75	$(277,462)
Exercise of Common Stock options	—	—	408,869	—	255	—	—	—	255
Vesting of restricted Common Stock	—	—	4,300,846	—	6	—	—	—	6
Stock-based compensation expense	—	—	—	—	4,228	—	—	—	4,228
Common Stock warrants issued	—	—	—	—	43	—	—	—	43
Net loss	—	—	—	—	—	—	(65,027)	—	(65,027)
Other comprehensive income (loss)	—	—	—	—	—	—	—	(70)	(70)
BALANCE—September 30, 2020	100,038,109	$436,533	31,522,828	$3	$21,254	$—	$(359,289)	$5	$(338,027)

								Accumulated
								Other
	Convertible		Common Stock		Additional			Comprehensive	Total
	Preferred Stock		Voting		Paid-in	Notes	Accumulated	(Loss)	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Income	Equity
BALANCE—December 31, 2018	84,092,669	$276,889	19,352,255	$2	$6,440	$(249)	$(190,666)	$(96)	$(184,569)
Issuance of Series E Preferred Stock—net of issuance costs ($124)	13,450,703	134,667	—	—	—	—	—	—	—
Issuance of Series E-1 Preferred Stock—net of issuance costs ($22)	2,494,737	24,977	—	—	—	—	—	—	—
Exercise of Common Stock options	—	—	902,175	—	606	—	—	—	606
Vesting of restricted Common Stock	—	—	4,221,144	—	6	—	—	—	6
Stock-based compensation expense	—	—	—	—	3,430	—	—	—	3,430
Common Stock warrants issued	—	—	—	—	905	—	—	—	905
Issuance of Common Stock for acquisitions	—	—	873,203	—	3,563	—	—	—	3,563
Repayment of notes receivable			(62,610)	—	(249)	249	—	—	—
Net loss	—	—	—	—	—	—	(75,769)	—	(75,769)
Other comprehensive income (loss)	—	—	—	—	—	—	—	227	227
BALANCE—September 30, 2019	100,038,109	$436,533	25,286,167	$2	$14,701	$—	$(266,435)	$131	$(251,601)

See notes to unaudited condensed consolidated financial statements.

DESKTOP METAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(65,027)	$(75,769)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,525	5,754
Stock-based compensation	4,228	3,430
Expense related to Common Stock warrants issued	43	905
Loss (gain) on disposal of property and equipment	10	(6)
Gain on investment, related to Make Composites, Inc.	—	(1,427)
Accretion of discount on investments	34	(1,443)
Net decrease (increase) in accrued interest related to marketable securities	162	(175)
Changes in operating assets and liabilities:
Accounts receivable	2,881	(7,258)
Inventory	(1,958)	(962)
Prepaid expenses and other current assets	1,082	1,418
Accounts payable	(5,467)	(2,503)
Accrued expenses and other current liabilities	444	2,588
Customer deposits	(547)	1,383
Deferred revenue	(1,094)	(253)
Change in right of use assets and lease liabilities, net	(243)	(222)
Net cash used in operating activities	(58,927)	(74,540)
Cash Flows from Investing Activities:
Purchases of property and equipment	(1,039)	(7,030)
Purchase of marketable securities	(62,810)	(215,584)
Proceeds from sales and maturities of marketable securities	94,116	174,025
Cash paid for acquisition, net of cash acquired	—	(96)
Net cash provided by (used in) investing activities	30,267	(48,685)
Cash Flows from Financing Activities
Proceeds from Preferred Stock issuances, net of issuance cost	—	159,644
Proceeds from exercise of stock options	255	606
Proceeds from PPP loan	5,379	—
Repayment of PPP loan	(5,379)	—
Deferred financing costs paid	(400)	—
Net cash (used in) provided by financing activities	(145)	160,250
Net (decrease) increase in cash, cash equivalents, and restricted cash	(28,805)	37,025
Cash and cash equivalents at beginning of year	66,161	29,043
Restricted cash	612	612
Cash, cash equivalents, and restricted cash at end of period	$37,968	$66,680
Supplemental cash flow information:
Interest paid	$253	377
Non-cash investing and financing activities:
Common Stock issued for acquisitions	$—	$3,563
Additions to right of use assets and lease liabilities	$—	$86
Purchase of property and equipment included in accrued expenses and other current liabilities	$79	$867
Common Stock forfeited in satisfaction of note receivable	$—	$249
Deferred transaction costs not yet paid included in accounts payable and accrued expenses and other current liabilities	$2,341	$—

See notes to unaudited condensed consolidated financial statements.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Organization, Nature of Business, and Risk and Uncertainties

Organization and Nature of Business

References to “Desktop Metal” and the “Company” in the financial results of the nine months ended September 30, 2020 refer to Desktop Metal, Inc., a Delaware corporation, together with its subsidiaries, prior to the closing of the transactions contemplated by the Agreement and Plan of Merger, dated September 26, 2020, by and among Trine Acquisition Corp., a Delaware corporation, Sparrow Merger Sub, Inc., a wholly-owned subsidiary of Trine, and the Company (as amended, the “Merger Agreement”). The transactions contemplated by the Merger Agreement closed on December 9, 2020, at which time the Company was renamed Desktop Metal Operating, Inc. and became a wholly-owned subsidiary of Trine Acquisition Corp. These financial results for the nine months ended September 30, 2020 reflect only the financial results of the Company prior to the closing of the transactions contemplated by the Merger Agreement.

Desktop Metal, Inc. and subsidiaries (“the “Company”, “Desktop Metal”) is a Delaware corporation headquartered in Burlington, Massachusetts. The Company was founded in 2015 and is accelerating the transformation of manufacturing with 3D printing solutions for engineers, designers, and manufacturers. The Company designs, produces and markets 3D printing products to a variety of end customers.

Risks and Uncertainties

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional funding, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology. The Company has financed its operations to date primarily with proceeds from the sale of preferred stock. The Company’s long-term success is dependent upon its ability to successfully market its products and services; generate revenue; maintain or reduce its operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations. Management believes that existing cash and investments as of September 30, 2020, when coupled with the cash raised through the merger, will be sufficient to fund operating and capital expenditure requirements through at least twelve months from the date of issuance of these condensed consolidated financial statements.

2. Basis of Presentation and Summary of Significant Accounting Policies

Unaudited Interim Financial Statements

The unaudited condensed consolidated financial statements include the accounts of Desktop Metal, Inc. and wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. The information as of December 31, 2019 included in the unaudited condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements. The unaudited condensed consolidated financial statements included in this Current Report on Form 8-K were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (all of which are considered of a normal recurring nature) considered necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods and dates presented. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020.

These unaudited condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Basis of Presentation

The unaudited condensed consolidated financial statements of the Company are presented for Desktop Metal, Inc. (“Parent”) and its wholly-owned subsidiaries. The Company has prepared the accompanying unaudited condensed consolidated financial statements pursuant to GAAP. Preparing financial statements requires the Company to make estimates and assumptions that affect the amounts that are reported in the condensed consolidated financial statements and accompanying disclosures. Although these estimates are based on the Company’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the Company’s estimates. The results of operations presented herein are not necessarily indicative of the Company’s results for any future period.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make judgements, estimates and assumptions regarding uncertainties that affect the reported amounts of assets, liabilities and related disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.

Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances available at the time estimates are made, including the Company’s expectation at the time regarding the duration, scope and severity of the ongoing COVID-19 pandemic and the potential continued disruption of global economic conditions due to the pandemic. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions prove not to be substantially accurate, even if such assumptions are reasonable when made.

Cash and Cash Equivalents

Cash equivalents include all highly liquid investments maturing within 90 days or less from the date of purchase. Cash equivalents consist of money market funds, totaling $33.9 million and $40.5 million as of September 30, 2020 and December 31, 2019, respectively, as well as other highly liquid cash equivalents totaling $0.0 million and $25.0 million as of September 30, 2020 and December 31, 2019, respectively.

Short-Term Investments

All of the Company’s investments, which consist of debt securities, are classified as available for sale and are carried at fair value. Unrealized gains and losses considered to be temporary in nature are recorded as a component of accumulated other comprehensive loss, net of related income taxes. The Company reviews all investments for reductions in fair value that are other than temporary. When such reductions occur, the cost of the investment is adjusted to fair value through recording a loss on investments in the condensed consolidated statements of operations. Gains and losses on investments are calculated on the basis of specific identification.

Revenue

Product Revenue and Service Revenue

Product revenue include sales of the Company’s 3-D metal systems, which consist of modular printers furnaces, and debinders as well as sales of accessories and consumables. These consumables are primarily comprised of materials used by the printers during the printing process to produce parts and other wear items or components in the products that must be replaced after certain amounts of use.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Certain on-premises software that is embedded with the hardware and sold with the product bundle and is included within product revenue. Revenue from products is recognized upon transfer of control, which is generally at the point of shipment. The Company typically recognizes revenue on embedded software once the customer has been given access to the software.

Services revenue includes revenue from various cloud-based software solutions the Company offers to facilitate the design of parts and operation of the Company’s products. The Company offers multiple software products, which are licensed through either a cloud-based solution and/or an on-premises software subscription, depending on the product. For the cloud-based solution, the Company typically provides an annual subscription that the customer does not have the right to take possession of and is renewed at expiration. The revenue from the cloud-based solution is recognized ratably over the annual term as the Company considers the services provided under the cloud-based solution to be a series of distinct performance obligations, as the Company provides continuous daily access to the cloud solution. For on-premises software subscriptions, the Company typically recognizes revenue once the customer has been given access to the software. Service revenue also consists of installation, training, and post-installation customer support. When the Company enters into development contracts, control of the development service is transferred over time, and the related revenue is recognized over time.

Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, on January 1, 2018, using the full retrospective method. Revenue is measured as the amount of consideration expected to be received in exchange for transferring goods or providing services. The amount of consideration is typically a fixed price at the contract inception. Consideration from shipping and handling is recorded on a gross basis within product revenue.

The Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, the Company satisfies a performance obligation

Nature of Products and Services

The Company sells its products primarily through authorized resellers, independent sales agents, and its own internal sales team. Revenue from hardware and consumables is recognized upon transfer of control, which is generally at the point of shipment.

The cloud-based software solution is typically provided as an annual license that the customer does not have the right to take possession of and is renewed each year. The revenue from the cloud-based solution is recognized ratably over the annual term as the Company considers the services provided under the licenses to be a series of distinct performance obligations. For the on-premise software, the Company typically recognizes revenue once the customer has been given access to the software.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The Company’s post-installation customer support is primarily sold through one-year annual contracts and such revenue is recognized ratably over the term of the agreement. Service Revenue from installation and training is recognized as performed.

The Company’s terms of sale generally provide payment terms that are customary in the countries where the Company transacts business. To reduce credit risk in connection with certain sales, the Company may, depending upon the circumstances, require significant deposits or payment in full prior to shipment.

Due to the short-term nature of the Company’s contracts substantially all of the outstanding performance obligations are recognized within one year.

Shipping and handling activities that occur after control over a product has transferred to a customer are accounted for as fulfillment activities rather than performance obligations, as allowed under a practical expedient provided by ASC 606. The shipping and handling fees charged to customers are recognized as revenue and the related costs are included in cost of sales at the point in time when ownership of the product is transferred to the customer. Sales taxes and value added taxes collected concurrently with revenue generating activities are excluded from revenue.

Significant Judgements

The Company enters into contracts with customers that can include hardware products and cloud-based software, which are determined to be distinct and accounted for as separate performance obligations. Products or services that are promised to a customer can be considered distinct if both of the following criteria are met: (i) the customer can benefit from the products or services either on its own or together with other readily available resources and (ii) the Company’s promise to transfer the products, software, or services to the customer is separately identifiable from other promises in the contract. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment.

Judgement is required to determine the standalone selling price (SSP). The transaction price is allocated to each distinct performance obligation on a relative standalone selling price basis and revenue is recognized for each performance obligation when control has passed. In most cases, the Company is able to establish SSP based on historical transaction data of the observable prices of hardware products sold separately in comparable circumstances to similar customers, observable renewal rates for software and post-installation support, and the Company’s best estimates selling price at which the Company would have sold the product regularly on a stand-alone basis for training and installation. The Company reassesses the SSP on a periodic basis or when facts and circumstances change.

Contract Balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, customer deposits and deferred revenues (contract liabilities) on the condensed consolidated balance sheets. Timing of revenue recognition may differ from the timing of invoicing to customers. The Company records a receivable at the time of invoicing. For most of the Company’s contracts, customers are invoiced when products are shipped or when services are performed. The Company typically bills in advance for post-installation support and cloud-based software licenses, resulting in deferred revenue.

The Company’s deferred revenue balance was $1.1 million and $2.2 million as of September 30, 2020 and December 31, 2019, respectively. The deferred revenue consists primarily of billed post-installation customer support and cloud-based software licenses that are recognized ratably over the term of the agreement, and to a lesser extent related to contracts that have outstanding performance obligations, and contracts that have acceptance terms that have not yet been fulfilled.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

When products have been delivered, but the product revenue associated with the arrangement has been deferred as described above, the Company includes the costs for the delivered items in prepaid expenses and other current assets on the condensed consolidated balance sheets until recognition of the related revenue occurs, at which time it is recognized in cost of sales. The Company’s deferred cost of sales balance was $0 and $0.3 million as of September 30, 2020 and December 31, 2019, respectively.

As the Company’s contracts are primarily one year or less, substantially all deferred revenue outstanding at the end of the fiscal year is recognized during the following year.

For the periods ended September 30, 2020 and 2019, the Company paid commissions to its external partners and internal sales team. The Company acts as a principal in the contracts with its partners as the Company controls the product, establishes the price, and bears the risk of nonperformance. The Company records the revenue on a gross basis and commissions are recorded as a sales and marketing expense. The Company recognizes its commission expense as a point-in-time expense as contract obligations are primarily completed within a one-year contract period.

See Note 12 for additional information related to disaggregation of revenue.

Allowance for Doubtful Accounts

In evaluating the collectability of accounts receivable, the Company assesses a number of factors, including specific customers’ abilities to meet their financial obligations, the length of time receivables are past due, and historical collection experience. If circumstances related to specific customers change, or economic conditions deteriorate such that past collection experience is no longer relevant, the Company’s estimate of the recoverability of accounts receivable could be further reduced from the levels provided for in the condensed consolidated financial statements.

The Company evaluates specific accounts for which the Company believes a customer may have an inability to meet their financial obligations. In these cases, the Company uses judgment, based on available facts and circumstances, and records a specific reserve for that customer to reduce the receivable to an amount the Company expects to collect. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved.

As of September 30, 2020, and December 31, 2019, the Company has recorded $0.5 million and $0.2 million respectively, in allowance for doubtful accounts. Bad debt expense was $0.3 million and $0 million for the nine months ended September 30, 2020 and September 30, 2019, respectively.

As of September 30, 2020, the Company had one customer that represented 10% or more of accounts receivables, which accounted for 10% of total accounts receivable. As of December 31, 2019, no single customer accounted for more than 10% of total accounts receivables.

Net Loss Per share

The Company presents basic and diluted loss per common share amounts. Basic loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the applicable period.

The denominator for diluted net loss per share is a computation of the weighted-average number of ordinary shares and the potential dilutive ordinary shares outstanding during the period. Potential dilutive shares outstanding include the dilutive effect of in-the-money options, unvested Restricted Stock Agreements (“RSAs”), and unvested Restricted Stock Units (“RSUs”) using the treasury stock method. In periods in which the Company reports a net loss, diluted net loss per share is generally the same as basic net loss per share since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

See Note 14 for further information.

Warranty Reserve

Substantially all of the Company’s products, including hardware, and software are covered by a standard assurance warranty of one year. In the event of a failure of a hardware or software product covered by this warranty, the Company may repair or replace the software or hardware product at its option. The Company’s warranty reserve reflects estimated material and labor costs for potential or actual product issues in its installed base for which the Company expects to incur an obligation. The Company periodically assesses the adequacy of the warranty reserve and adjusts the amount as necessary. If the data used to calculate the adequacy of the warranty reserve are not indicative of future requirements, additional or reduced warranty reserves may be required.

As of September 30, 2020 and December 31, 2019, the Company has recorded $1.7 million and $1.5 million, respectively, of warranty reserve within accrued expenses and other current liabilities on the condensed consolidated balance sheets. Accrued warranty at each balance sheet date consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Warranty reserve, at the beginning of the year	$1,491	$116
Additions to warranty reserve	375	2,352
Claims fulfilled	(132)	(977)
Warranty reserve, at the end of the period	$1,734	$1,491

Warranty reserve is recorded in cost of sales in the condensed consolidated statement of operations.

Inventory

Inventory is stated at the lower of cost or net realizable value, determined on a first-in, first-out basis, and consists of the following (in thousands):

	September 30, 2020	December 31, 2019
Work in process	$3,062	$1,081
Finished goods	7,301	7,324
	$10,363	$8,405

The Company provides for inventory losses based on obsolescence and levels in excess of forecasted demand. In these cases, inventory is reduced to the estimated net realizable value based on historical usage and expected demand.

Inventory provisions based on obsolescence and inventory in excess of forecasted demand are recorded in cost of sales in the condensed consolidated statement of operations.

Concentrations of Credit Risk and Off-Balance-Sheet Risk

The Company has no significant off-balance-sheet risk, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents. The Company maintains its cash and cash equivalents principally with accredited financial institutions of high-credit standing.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Property and Equipment

Property and equipment are stated at cost. Expenditures for repairs and maintenance are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in the determination of net income or loss. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets.

Business Combinations

The Company allocates the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The estimates used to value the net assets acquired are based in part on historical experience and information obtained from the management of the acquired company. The Company generally values the identifiable intangible assets acquired using a discounted cash flow model. The significant estimates used in valuing certain of the intangible assets, include, but are not limited to future expected cash flows of the asset, discount rates to determine the present value of the future cash flows and expected technology life cycles. Intangible assets are amortized over their estimated useful life; the period over which the Company anticipates generating economic benefit from the asset. Fair value adjustments subsequent to the acquisition date, that are not measurement period adjustments, are recognized in earnings.

Deferred Transaction Costs and Transaction Costs Payable

As part of the contemplated reverse recapitalization transaction with Trine Acquisition Corp, (“Trine”) the details of which are discussed in an initial S-4 filed with the SEC by on September 15, 2020 and subsequent amendments, the Company has accrued direct and incremental transaction costs related to the merger which will be deducted from the combined entity’s additional paid-in capital at the closing of the transaction when the proceeds are received.

As of September 30, 2020, the Company had recorded $2.3 million of transaction costs payable to advisers, which $1.7 million is included in accounts payable and $0.6 million is included in accrued expenses and other current liabilities in the condensed consolidated balance sheets.

Goodwill and Intangible Assets

The Company has recorded $2.3 million of goodwill and $3.3 million of acquired technology as a result of two business combinations completed during the year ended December 31, 2019. As of September 30, 2020, the Company has recorded $0.8 million of accumulated amortization on the acquired technology.

Goodwill represents the future economic benefits arising from other assets acquired in a business combination or an acquisition that is not individually identified and separately recorded. The excess of the purchase price over the estimated fair value of net assets of businesses acquired in a business combination is recognized as goodwill. Intangible assets consist of identifiable intangible assets, including developed technology, resulting from the Company’s acquisitions.

Goodwill is not amortized but is tested for impairment at least annually (as of the first day of the fourth quarter) or as circumstances indicate the value may no longer be recoverable. To assess if goodwill is impaired, the Company performs a qualitative assessment to determine whether further impairment testing is necessary. The Company then compares the carrying amount of the single reporting unit to the fair value of the reporting unit. An excess carrying value over fair value would indicate that goodwill may be impaired.

The Company evaluates definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If indicators of impairment are present, the Company then compares the estimated undiscounted cash flows that the specific asset is expected to generate to its carrying value. If such assets are impaired, the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

To date, there have been no impairments of goodwill or intangible assets. Intangible assets are amortized over their useful lives.

Impairment of Long-Lived Assets

The Company evaluates whether events or circumstances have occurred that indicate that the estimated remaining useful life of its long-lived assets may warrant revision or that the carrying value of these assets may be impaired. The Company does not believe that any events have occurred through September 30, 2020, that would indicate its long-lived assets are impaired.

Stock-Based Compensation

The Company accounts for all stock options granted to employees and nonemployees using a fair value method. Stock-based compensation is measured at the grant-date fair value of the award and is then recognized as the related services are rendered, typically over the vesting period. The measurement date for employee awards is generally the date of the grant and the measurement date for nonemployee awards is generally the date the performance of services is completed. The Company estimates forfeitures that will occur in their determination of the expense recorded.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s condensed consolidated financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the condensed consolidated financial statements carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that these assets may not be realized.

The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be sustained on audit. The amount recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. As of September 30, 2020 and December 31, 2019, the Company has not identified any uncertain tax positions for which reserves would be required.

Recently Issued Accounting Standards

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Accounting Standards Codification 740, Income Taxes. It also clarifies certain aspects of the existing guidance to promote more consistent application. This standard is effective for calendar-year public business entities in 2021 and interim periods within that year, and early adoption is permitted. The Company is currently in the process of evaluating the impact the new standard will have on the consolidated financial statements.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which substantially aligns the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees. The ASU also clarifies that any share-based payment issued to a customer should be evaluated by the new revenue recognition standard. The new ASU requires a modified retrospective transition approach. The ASU is effective for the Company for the year ending December 31, 2020. Due to the Company’s Emerging Growth Company (EGC) status, the Company is permitted to defer adoption of ASU 2018-07 in interim periods and adopt for its annual financial statements. Refer to Note 11 for discussion on stock-compensation expense.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017- 04”), which eliminates the performance of Step 2 from the goodwill impairment test. In performing its annual or interim impairment testing, an entity will instead compare the fair value of the reporting unit with its carrying amount and recognize any impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss. As a smaller reporting company pursuant to Rule 12b-2 of the Securities Exchange Act of 1934, as amended, these changes become effective for the Company on January 1, 2023. The Company is currently evaluating the potential impact of these changes on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses.” This ASU added a new impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The CECL model applies to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. As a smaller reporting company pursuant to Rule 12b-2 of the Securities Exchange Act of 1934, as amended, these changes become effective for the Company on January 1, 2023. The Company is currently evaluating the potential impact of these changes on its consolidated financial statements.

3. Property and Equipment

Depreciation is expensed using the straight-line method over the estimated useful lives of the assets as follows:

Asset Classification	Useful Life
Equipment	3-5 years
Furniture and fixtures	3 years
Computer equipment	3 years
Tooling	3 years
Software	3 years
Leasehold improvements	Shorter of asset’s useful life or remaining life of the lease

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Property and equipment—net consisted of the following at September 30, 2020 and December 31, 2019 (in thousands):

	September 30, 2020	December 31, 2019
Equipment	$13,502	$13,358
Furniture and fixtures	895	895
Computer equipment	1,089	1,089
Tooling	1,823	1,823
Software	1,235	954
Leasehold improvements	13,870	13,880
Construction in process	845	170
Property and equipment—gross	33,259	32,169
Less: accumulated depreciation	(19,658)	(13,782)
Property and equipment—net	$13,601	$18,387

Depreciation and amortization expense was $5.9 million and $5.3 million for the nine months ended September 30, 2020 and September 30, 2019 respectively.

4. Acquired Technology

Acquired technology consisted of the following (in thousands):

			Accumulated	Balance
	Gross Value	Estimated Life	Amortization	September 30, 2020
Total acquired technology	$3,270	5 years	$817	$2,453

The Company recognized amortization expense of $0.5 million and $0.1 million for the nine months ended September 30, 2020 and 2019, respectively. The Company expects to recognize $0.2 million of amortization expense for the remaining three months of 2020, $0.6 million annually in the years ended December 31, 2021 through 2023, and $0.4 million in 2024. The weighted-average remaining amortization period is 3.8 years.

5. Capitalized Software, net

The Company capitalizes certain costs related to the development and implementation of cloud computing software. Costs incurred during the application development phase are capitalized only when the Company believes it is probable the development will result in new or additional functionality. The types of costs capitalized during the application development phase include employee compensation, as well as consulting fees for third-party developers working on these projects. The capitalized costs are amortized on a straight-line basis over the estimated useful life of the asset, which is typically 3 years.

The Company incurred $0.1 million in amortization expense in each of the nine month periods ended September 30, 2020 and 2019.

Capitalized software, net at the each balance sheet date consists of the following (in thousands):

	September 30, 2020	December 31, 2019
Capitalized software development costs	$1,127	$1,127
Accumulated amortization	(770)	(237)
Impairment	—	(444)
Total capitalized software costs	$357	$446

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The Company expects to incur amortization expense of $0.1 million for the remaining three months of 2020, and $0.1 million in each of the years ending 2021, and 2022.

6. Fair Value Measurements

The Company uses the following three-tier fair value hierarchy, which prioritizes the inputs used in measuring the fair values for certain of its assets and liabilities:

Level 1 is based on observable inputs, such as quoted prices in active markets;

Level 2 is based on inputs other than the quoted prices in active markets that are observable either directly or indirectly; and

Level 3 is based on unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Items measured at fair value on a recurring basis include money market funds.

The following fair value hierarchy table presents information about the Company’s financial assets measured at fair value on a recurring basis and indicates the fair value hierarchy of the inputs the Company utilized to determine such fair value at September 30, 2020 and December 31, 2019 (in thousands):

	September 30, 2020
	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Items	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Money market funds	$33,858	$—	$—	$33,858
Asset-backed securities	—	3,105	—	3,105
Corporate bonds	—	30,084	—	30,084
Government bonds	19,991	—	—	19,991
Total assets	$53,849	$33,189	$—	$87,038

	December 31, 2019
	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Items	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Money market funds	$40,454	$—	$—	$40,454
Asset-backed securities	—	16,806	—	16,806
Corporate bonds	—	67,948	—	67,948
Repurchase agreements	—	25,001	—	25,001
Total assets	$40,454	$109,755	$—	$150,209

All investments mature within one year.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

7. Accrued Expenses and Other Current Liabilities

The following table summarizes the Company’s components of accrued expenses and other current liabilities (in thousands):

	September 30, 2020	December 31, 2019
Warranty reserve	$1,734	$1,491
Compensation and benefits related	657	897
Professional services	2,043	780
Inventory purchases	86	620
Accrued sales and use tax	470	578
Transaction costs payable	577	—
Other	488	687
	$6,055	$5,053

8. Debt

Term Loan—In June 2018, the Company entered into a $20 million term loan for 36 months. The loan provided $10 million immediately funded with the additional $10 million available to be drawn in up to three draws of not less than $2 million for 12 months from close of the facility. The loan is interest-only for the full 36 months with the principal due at maturity in June 2021. Interest is calculated using the Wall Street Journal Prime rate minus 0.5%, payable monthly in arrears (4.75% at December 31, 2019 and 3.25% at September 30, 2020). The loan contains a cash trigger. If the Company’s cash and investments fall below $30 million, cash equal to the total amount of the outstanding debt is required to be placed in a restricted money market account. The loan also contains reporting requirements and gives the lender first priority lien on all assets.

The outstanding amount as of September 30, 2020 and December 31, 2019 was $10 million and $10 million, respectively. The $10 million is due to be paid in June 2021.

Deferred Financing Costs—In connection with the above borrowings, the Company incurred $0.06 million of expenses, which have been recorded as deferred financing costs. The Company amortizes these costs over the life of the borrowing. During the nine months ended September 30, 2020 and 2019, the Company recorded $0.01 million and $0.01 million respectively, of interest expense related to the amortization of the financing costs. As of September 30, 2020 and December 31, 2019, the remaining unamortized balance of deferred financing costs totaled $0.01 million and $0.03 million, respectively, and is included in long term debt, net of deferred financing costs in the condensed consolidated balance sheets.

9. Commitments and Contingencies

Upon adoption of ASC 842, the Company identified real estate and equipment leases and recorded right of use assets of $3.4 million and lease liabilities of $4.7 million. The difference between the value of the right of use assets and lease liabilities is due to the reclassification of existing deferred rent, prepaid rent, and unamortized lease incentives as of January 1, 2018 totaling $1.3 million. At September 30, 2020, the Company recorded $1.9 million as a right of use asset and $3.2 million as an operating lease liability. At December 31, 2019, the Company recorded $2.3 million as a right of use asset and $3.8 million as a right of use liability. The Company assesses its right of use asset and other lease related assets for impairment. There were no impairments recorded related to these assets during the nine months ended September 30, 2020 and the year ended December 31, 2019.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The Company identified one service agreement that contained an embedded lease. The agreement does not contain fixed or minimum payments, but the Company has concluded that the variable lease expense totaled $0.03 million for the nine months ended September 30, 2020 and $0.03 million for the nine months ended September 30, 2019.

Information about other lease-related balances is as follows (in thousands):

	September 30,
	2020	2019
Lease cost
Operating lease cost	$561	$479
Short-term lease cost	—	24
Variable lease cost	30	30
Total lease cost	$591	$533
Other Information
Operating cash flows from operating leases	$805	$701
Weighted-average remaining lease term—operating leases (years)	3.5	4.5
Weighted-average discount rate—operating leases	7.6%	7.6%

The rate implicit in the lease is not readily determinable in most of the Company’s leases, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease.

As of September 30, 2020, the Company does not have material operating leases that have not commenced.

Future minimum lease payments under noncancelable operating leases at September 30, 2020, are as follows (in thousands):

2020 (remaining 3 months)	$268
2021	1,071
2022	1,070
2023	1,028
2024	258
Total lease payments	3,695
Less amount representing interest	(462)
Total lease liability	3,233
Less current portion of lease liability	(858)
Lease liability, net of current portion	$2,375

Legal Proceedings—From time to time, the Company may face legal claims or actions in the normal course of business. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies.

The Company is presently a respondent in a Judicial Arbitration and Mediation Services (JAMS) arbitration brought against it by a competitor. The basis for the claim is the alleged violation of a provision of a 2018 settlement agreement between the two companies, which provided that neither company could make statements that misrepresented the functionality of the other company’s products.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The arbitration is currently set to commence in late 2020. Critical phases of the arbitration remain and therefore any loss cannot be estimated at this time.

10. Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the consolidated financial statements carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. The Company has provided a full valuation allowance against the net deferred tax assets as the Company has determined that it was more likely than not that the Company would not realize the benefits of federal and state net deferred tax assets.

The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be sustained on audit. The amount recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. As of September 30, 2020 and December 31, 2019, the Company has not identified any uncertain tax positions for which reserves would be required.

11. Convertible Preferred Stock and Stockholders’ Equity

Authorized Shares—At September 30, 2020 and December 31, 2019 the Company’s authorized shares consisted of 156,000,000 shares of Common Stock, $0.0001 par value (the “Common Stock”) and 100,038,109 shares of Preferred Stock, respectively, par value of $0.0001 per share; 26,189,545 of which are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 23,675,035 of which are designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), 13,152,896 shares are designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”), 21,075,193 shares are designated as Series D Convertible Preferred Stock (“Series D Preferred Stock”), 13,450,703 shares are designated as Series E Convertible Preferred Stock (“Series E Preferred Stock”), and 2,494,737 shares are designated as Series E-1 Convertible Preferred Stock (“Series E-1 Preferred Stock”) (collectively, the “Series Preferred Stock”).

Preferred Stock

On January 29, 2018 and June 29, 2018, the Company issued 4,086,111 and 11,674 shares of Series D Preferred Stock, respectively, at a purchase price of $8.5656 per share.

On January 14, 2019 the Company issued 13,450,703 shares of Series E Preferred Stock at a purchase price of $10.0211 per share. The issuance costs for Series E Preferred Stock were $0.1 million.

On January 14, 2019 the Company issued 2,494,737 shares of Series E-1 Preferred Stock at a purchase price of $10.0211 per share. The issuance costs for Series E-1 Preferred Stock were $0.02 million.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The following table summarizes details of Preferred Stock authorized, issued and outstanding as of September 30, 2020 and December 31, 2019 ($ in thousands):

Convertible Preferred Stock Classes	September 30, 2020	December 31, 2019
Series A Convertible Preferred Stock, $0.0001 par value—authorized, issued, and outstanding, 26,189,545 and 26,189,545 shares, (liquidation preference of $255,348 and $106,853 at September 30, 2020 and December 31, 2019, respectively)	$13,878	$13,878
Series B Convertible Preferred Stock, $0.0001 par value—authorized, issued, and outstanding, 23,675,035 and 23,675,035 shares (liquidation preference of $230,832 and $96,594 at September 30, 2020 and December 31, 2019, respectively)	37,806	37,806
Series C Convertible Preferred Stock, $0.0001 par value—authorized, issued, and outstanding, 13,152,896 and 13,152,896 shares (liquidation preference of $128,241 and $53,664 at September 30, 2020 and December 31, 2019, respectively)	44,852	44,852
Series D Convertible Preferred Stock, $0.0001 par value—authorized, issued, and outstanding, 21,075,193 and 21,075,193 shares (liquidation preference of $205,483 and $180,522 at September 30, 2020 and December 31, 2019, respectively)	180,353	180,353
Series E Convertible Preferred Stock, $0.0001 par value—authorized, issued, and outstanding 13,450,703 and 13,450,703 shares (liquidation preference of $134,791 and $134,791 at September 30, 2020 and December 31, 2019, respectively)	134,667	134,667
Series E-1 Convertible Preferred Stock, $0.0001 par value—authorized, issued, and outstanding 2,494,737 and 2,494,737 shares (liquidation preference of $25,000 and $25,000 at September 30, 2020 and December 31, 2019, respectively)	24,977	24,977
Total	$436,533	$436,533

The following describes the rights and preferences of the Company’s Series Preferred Stock:

Voting—The holders of Series Preferred Stock vote together with all other classes and series of stock as a single class on an as-converted basis. Each share of Series Preferred Stock entitles the holder to such number of votes per share as shall equal the whole number of shares of Common Stock into which such share of Series Preferred Stock is then convertible. The holders of the Series A Preferred Stock are entitled to elect one director to the Company’s board of directors, the holders of the Series B Preferred Stock are entitled to elect two directors to the Company’s board of directors, and the holders of Series C Preferred Stock are entitled to elect one director to the Company’s board of directors. The holders of the Series E Preferred Stock are entitled to elect one director to the Company’s board of directors, and the holders of the Common Stock are entitled to elect two directors to the Company’s board of directors. The holders of Series Preferred Stock retain rights to vote on certain specified matters as set forth in the Company’s certificate of incorporation. The holders of Series E-1 Preferred Stock are not entitled to vote on election of a director.

Dividends—The Series Preferred Stock are entitled to receive dividends at the rate of 8% of the original issue price for each series of Series Preferred Stock payable only when, as and if, declared by the Company’s board of directors. Through September 30, 2020, no dividends have been declared.

Liquidation—Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the holders of the Series Preferred Stock are entitled to first be paid out of assets available for distribution, on a pari passu basis, prior and in preference to any distribution to the holders of the Company’s Common Stock, the greater of (a) an amount equal to $0.53372 per share for the Series A Preferred Stock, $1.6013 per share for Series B Preferred Stock, $3.4213 per share for the Series C Preferred Stock, $8.5656 per share for the Series D Preferred Stock, and $10.0211 per share for the Series E and Series E-1 Preferred Stock, plus declared but unpaid dividends and (b) an amount per share that would have been payable had all shares of the Series Preferred Stock been converted to shares of Common Stock immediately prior to any liquidation, dissolution, or winding-up of the Company. After payment of all preferential amounts required to be paid to the holders of Series Preferred Stock, the remaining assets of the Company available for distribution to the stockholders shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares held by each such holder.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Conversion—Each holder of Series Preferred Stock has the right, at their option at any time, to convert any such shares of Series Preferred Stock into fully paid and nonassessable shares of Common Stock. The conversion ratio is determined by dividing the original issue price of such share of Series Preferred Stock by the conversion price then in effect, which is initially equal to $0.53372 per share for the Series A Preferred Stock, $1.6013 per share for Series B Preferred Stock, $3.4213 per share for the Series C Preferred Stock, $8.5656 per share for the Series D Preferred Stock, and $10.0211 per share for the Series E and Series E-1 Preferred Stock. The conversion price is subject to adjustment if certain dilutive events occur. Conversion is mandatory in the event of a firm-commitment underwritten initial public offering of the Company’s Common Stock with a value of at least $5.13 per common share and $50 million in proceeds to the Company or upon the election of a majority of the holders of Series Preferred Stock, voting as a single class on an as-converted basis.

Redemption—The Series Preferred Stock is not subject to mandatory or optional redemption other than in connection with a liquidation, dissolution, or winding-up of the Company.

Common Stock

Restricted Stock Agreements—During 2015, the Company issued 27,850,000 shares of Common Stock to the initial founders and certain employees of the Company at a purchase price of $0.0001 per share. The shares issued to the founders are subject to the Company’s right to repurchase at the original purchase price and such right to repurchase generally lapses at the rate of 20% of the shares upon the first anniversary of the grant date and at the rate of 1.67% per month thereafter over four years. The refundable purchase price related to the shares is reported as current liabilities until the shares are vested.

During the year ended December 31, 2019, as part of the Company’s acquisitions, the Company issued 497,290 shares of restricted stock with a value of $2.0 million which are considered post-combination consideration and accounted for as stock-based compensation as the shares vest. The shares vest over a four-year service period.

The activity for stock subject to vesting for the nine-month period ended September 30, 2020 is as follows (shares in thousands):

	Shares subject	Weighted Average
	to Vesting	Purchase Price
Balance of unvested shares as of January 1, 2020	4,575	$0.001
Issuance of additional shares	—	—
Vested	(4,301)	0.001
Balance of unvested shares as of September 30, 2020	274	$0.001

At September 30, 2020, the remaining weighted-average vesting period for the stock subject to vesting was 0.7 years.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Stock Incentive Plan—In 2015, the board of directors approved the adoption of the 2015 stock incentive plan (the “Plan”). The Plan allows for the award of incentive and nonqualified stock options, restricted stock, and other stock-based awards to employees, officers, directors, consultants, and advisers of the Company. Awards may be made under the Plan for up to 21,522,567 shares of Common Stock. The Board of Directors administers the Plan and determines the exercise price of options, purchase price for restricted stock, the rates at which awards vest, and the other terms and conditions of the awards. Options and restricted stock generally vest 25% of the shares upon the first anniversary of the grant date and at the rate of 2.0833% per month thereafter over a three-year period for employees or over the service period for nonemployees and expire 10 years from the date of grant. No tax benefits were realized from options and other share-based payment arrangements during the year.

As part of an acquisition completed in July 2019, the Company assumed the 2018 equity incentive plan of Make Composites, Inc. (the “Make Plan”). The Make Plan allows for the award of incentive and nonqualified stock options and warrants for those employees and contractors that were hired as part of the acquisition. The plan allows for 193,223 options and warrants to be issued, which were issued in 2019, with no additional options to be issued in the future. The Board of Directors administers the Make Plan and determines the exercise price of options, purchase price for restricted stock, the rates at which awards vest, and the other terms and conditions of the awards. Options and restricted stock generally vest 25% of the shares upon the first anniversary of the grant date and at the rate of 2.0833% per month thereafter over a three-year period for employees or over the service period for nonemployees and expire 10 years from the date of grant. No tax benefits were realized from options and other share-based payment arrangements during the year.

The Company grants stock options at exercise prices deemed by the Board of Directors to be equal to the fair value of the Common Stock at the time of grant. The fair value of Common Stock has been determined by the Board of Directors of the Company at each stock option measurement date based on a variety of different factors, including the results obtained from independent third-party appraisals, the Company’s consolidated financial position and historical financial performance, the status of technological development within the Company, the composition and ability of the current engineering and management team, an evaluation and benchmark of the Company’s competition, the current climate in the marketplace, the illiquid nature of the Common Stock, arm’s-length sales of the Company’s capital stock (including convertible preferred stock), the effect of the rights and preferences of the Series Preferred Stock, and the prospects of a liquidity event, among others.

During the nine months ended September 30, 2020 and 2019, the Company granted options to purchase 6,925,144 and 4,107,709 shares of Common Stock to employees with a fair value of $29.8 million and $8.9 million, respectively, calculated using the Black-Scholes option-pricing model with the following assumptions:

	September 30, 2020		September 30, 2019
Risk-free interest rate		0.3% – 1.7%	1.9% – 2.6%
Expected volatility		52.7% – 54.2%	53.3% – 53.6%
Expected life (in years)		5.9 – 6.3	5.6 – 6.1
Expected dividend yield		—	—
Fair value of Common Stock	$	1.71 – $ 9.75	$4.08

During the nine months ended September 30, 2020 and September 30, 2019 the Company issued options to purchase 10,000 and 97,919 shares of Common Stock to consultants with a fair value of $0.1 million and $0.3 million, respectively, calculated using the Black Scholes option pricing model with the following assumptions

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

	September 30, 2020		September 30, 2019
Risk-free interest rate		0.6% – 0.8%	1.5% – 2.5%
Expected volatility		54.3% – 54.8%	54.4% – 54.9%
Expected life (in years)		9.4 – 10.0	9.4 – 10.0
Expected dividend yield		—	—
Fair value of Common Stock	$	1.71 – $ 9.75	$4.08

The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the related stock options. The expected life of employee stock options was calculated using the average of the contractual term of the option and the weighted-average vesting period of the option, as the Company does not have sufficient history to use an alternative method to the simplified method to calculate an expected life for employees. For grants where the simplified method is precluded, the Company’s estimate of expected term is based forecasted exercises. For nonemployee grants, the Company uses the contractual term of the options. The Company has not paid a dividend and is not expected to pay a dividend in the foreseeable future. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies.

At September 30, 2020, the total unrecognized stock-based compensation expense related to unvested stock options aggregated $16.5 million. The costs are expected to be recognized over a weighted-average period of 3.8 years.

Total stock-based compensation expense related to all of the Company’s stock-based awards granted is reported in the consolidated statements of operations as follows (in thousands):

	September 30,
	2020	2019
Research and development	$2,176	$1,501
Sales and marketing expense	715	1,020
General and administrative expense	1,070	668
Cost of sales	267	241
Total stock-based compensation expenses	$4,228	$3,430

There were 1,960,118 shares available for award under the Plan at September 30, 2020. The option activity of the Plan and Make Plan for the nine months ended September 30, 2020 is as follows:

			Weighted-Average
		Weighted-Average	Remaining
	Number of	Exercise Price	Contractual Term
	Shares	per Share	(in years)
Outstanding at January 1, 2020	14,792	$2.45	7.84
Granted	6,935	1.85
Exercised	(409)	0.65
Forfeited/expired	(5,287)	3.57
Outstanding at September 30, 2020	16,031	1.87	7.85
Options vested at September 30, 2020	8,167	1.83	6.38
Options vested or expected to vest at September 30, 2020	15,384	$1.87	7.78

The aggregate intrinsic value of options outstanding at September 30, 2020 is $126.3 million. The weighted average grant date fair value for options granted during the nine months ended September 30, 2020 and the nine months ended September 30, 2019 was approximately $4.30 and $2.11, respectively. The aggregate intrinsic value of options exercised during the nine months ended September 30, 2020 and the nine months ended September 30, 2019 was $1.7 million and $3.0 million, respectively.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

In July 2020, in order to incentivize and retain personnel, the Company repriced employee unvested stock option grants to the most recent common stock valuation. Vested awards were not eligible for repricing. Employees were allowed to opt out of the repricing of the unvested stock option grants by providing notice to the Company within a short period of time following the repricing. If an employee did not opt out of the repricing, all unvested options held by such employee were repriced and subject a new vesting schedule. Repriced options vest over a period of four years from the date of the repricing, with one-year cliff vesting and monthly vesting thereafter. The repricing affected 116 employees, at an incremental compensation cost of $3.6 million to the Company.

Restricted Stock Units – RSUs awarded to employees generally vest over four years from the anniversary of the date of grant, with 1-year cliff vesting and monthly vesting thereafter, provided the employee remains continuously employed with the Company. Shares of the Company’s stock are delivered to the employee upon vesting, subject to payment of applicable withholding taxes. The fair value of RSUs is equal to the estimated fair market value of the Company’s common stock on the date of grant. Total unrecognized compensation costs related to non-vested RSUs at September 30, 2020 was approximately $4.1 million and is expected to be recognized over a period of 3.9 years. The total expense recognized during the nine months ended September 30, 2020 was $0.2 million.

RSU activity under the Plan for the nine months ended September 30, 2020 is as follows:

	Shares subject	Weighted Average
	to Vesting	Grant Date Fair Value
Balance of unvested shares as of January 1, 2020	—	—
Issuance of additional shares	459	$9.75
Vested	—	—
Balance of unvested shares as of September 30, 2020	459	$9.75

Common Stock Reserved for Future Issuance—As of September 30, 2020 and 2019, the Company has reserved the following shares of Common Stock for future issuance (in thousands):

	September 30, 2020	September 30, 2019
Common Stock options outstanding	16,031	14,490
Restricted Stock units outstanding	459	—
Shares available for issuance under the Plan	1,960	4,463
Convertible Preferred Stock outstanding	100,038	100,038
Common Stock warrants outstanding	919	464
Total shares of authorized Common Stock reserved for future issuance	119,407	119,455

In May 2017, the Company entered into a strategic collaboration agreement with an investor, pursuant to which such investor would sell and distribute the Company’s products. In connection with this agreement, the Company agreed to issue warrants purchase up to 2,000,000 shares of Common Stock. The investor is eligible to receive a warrant to purchase one share of Common Stock for every $35.00 in revenue generated by the Company from the investor’s resellers. Each warrant is issued at an exercise price equal to $5.00 per share (subject to appropriate adjustment in the event of a stock dividend, stock split, combination, or other similar recapitalization) and expires on December 31, 2027. The Company issued warrants for the purchase of 399,960 and 477,629 shares of its common stock during the nine months ended September 30, 2020 and 2019. respectively. The Company recorded $0.04 million and $0.9 million related to the fair value of the warrants during the nine months ended September 30, 2020 and 2019, respectively. The assumptions used in the Black Scholes pricing model are the same as those used for nonemployee options.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

12. Segment Information

In its operation of the business, management, including the Company’s chief operating decision maker, who is also Chief Executive Officer, reviews the business as one segment. The Company currently ships its product to markets in the Americas, Europe, Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”). The Company anticipates additional products launching in the near term future, across those same markets. Disaggregated revenue data for those markets is as follows (in thousands):

Revenue during nine months ended September 30, 2020

	Americas	EMEA	APAC	Total
Product	$2,372	$2,411	$1,330	$6,113
Services	962	888	138	1,988
Total	$3,334	$3,299	$1,468	$8,101

Revenue during nine months ended September 30, 2019

	Americas	EMEA	APAC	Total
Product	$11,561	$5,909	$1,185	$18,655
Services	1,851	341	29	2,221
Total	$13,412	$6,250	$1,214	$20,876

During the nine months ended September 30, 2020 and 2019, the Company recognized the following revenue from service contracts and cloud-based software licenses over time, and hardware and consumable product shipments and subscription software at a point in time (in thousands):

	Nine Months Ended
	September 30,
	2020	2019
Revenue recognized at a point in time	$6,113	$18,655
Revenue recognized over time	1,988	2,221
Total	$8,101	$20,876

For the nine months ended September 30, 2020 and 2019, no single customer accounted for more than 10% of the Company’s consolidated revenue.

The Company’s long-lived assets are substantially all located in the United States where the Company’s primary operations are located.

13. Related-Party Transactions

In 2017, the Company issued warrants related to the strategic collaboration agreement (Note 11). The investor was no longer considered a related party in the nine months ended September 30, 2020 and the year ended December 31, 2019.

14. Net Loss Per Share

The Company computes basic loss per share using net loss attributable to Desktop Metal, Inc. Common Stockholders and the weighted-average number of common shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive.

DESKTOP METAL, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

	September 30,
(in thousands, except per share amounts)	2020	2019
Numerator for basic and diluted net loss per share:
Net loss attributable to Desktop Metal, Inc Common Stockholders	$(65,027)	$(75,769)
Denominator for basic and diluted net loss per share:
Weighted average shares	29,457	22,395
Net loss per share—Basic and Diluted	$(2.21)	$(3.38)

For the nine months ended September 30, 2020 and 2019 the effect of dilutive securities, including non-vested stock options restricted stock awards, warrants, and Convertible Preferred Stock, was excluded from the denominator for the calculation of diluted net loss per share because the Company recognized a net loss for the period and their inclusion would be antidilutive. Dilutive securities excluded were 117,722,359 and 121,001,479 shares for the nine months ended September 30, 2020 and 2019, respectively.

15. Subsequent Events

As described in Note 1, the Company completed the Business Combination on December 9, 2020.

Management has evaluated subsequent events occurring through December 14, 2020, the date that these condensed consolidated financial statements were available to be issued and determined that no additional subsequent events occurred that would require recognition or disclosure in these condensed consolidated financial statements other than those in this note.